Exhibit 5.1

[Letterhead of Jones Day]
June 7, 2011

Stewart & Stevenson LLC
1000 Louisiana Street, Suite 5900
Houston, TX 77002

  Re:
  Registration Statement on Form S-1 (No. 333-173867) Filed by Stewart & Stevenson LLC

Ladies and Gentlemen:

We have acted as counsel for Stewart & Stevenson LLC, a Delaware limited liability company (the "Company"), which will, prior to the consummation of the offering described below, be converted pursuant to Delaware law into a Delaware corporation (the "Conversion") and renamed Stewart & Stevenson Inc. (the "Corporation"), in connection with offering and sale of up to 12,650,000 newly issued shares (the "Primary Shares") by the Corporation of Common Stock of the Corporation, par value $0.01 per share (the "Common Stock"), and up to 5,750,000 shares (the "Secondary Shares" and together with the Primary Shares, the "Shares") of Common Stock by certain stockholders of the Corporation (collectively, the "Selling Stockholders"). The offering and sale will be made pursuant to an Underwriting Agreement (the "Underwriting Agreement") proposed to be entered into among the Company, the Selling Stockholders and J.P. Morgan Securities LLC, as Representative of the several Underwriters to be named in Schedule I thereto.

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.     The Primary Shares have been authorized by all necessary corporate action of the Company and, when issued and delivered pursuant to the terms of the Underwriting Agreement against payment of the consideration therefor as provided therein, will be validly issued, fully paid and non-assessable.

2.     The Secondary Shares have been authorized by all necessary corporate action of the Company and, upon consummation of the Conversion, will be validly issued, fully paid and nonassessable.

In rendering foregoing opinion, we have assumed that the Underwriting Agreement will have been executed and delivered by the parties thereto and the resolutions as adopted by the Company's board of directors (or an authorized committee thereof) authorizing the Corporation to issue and deliver the Primary Shares pursuant to the Underwriting Agreement will be in full force and effect at all times at which the Primary Shares are issued and delivered by the Corporation.

The opinion expressed herein is limited to the General Corporation Law and the Limited Liability Company Act of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-1 (No. 333-173867) (the "Registration Statement") filed by the Company to effect the registration of the Shares under the Securities Act of 1933 (the "Act"), and to the reference to Jones Day under the caption "Legal matters" in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                      Very truly yours,

                      /s/ Jones Day